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                                                                    Exhibit 99.1


                                   AVAYA INC.

                     TRANSCRIPT OF EARNINGS CONFERENCE CALL

                                OCTOBER 26, 2000


       DEREK VIALIZ: On behalf of Avaya, I would like to welcome all to our first earnings call as a public company. I'm Derek Vializ, Vice President of Investor Relations. Today I'm joined by Avaya's President and CEO, Don Peterson, and Avaya's Chief Financial Officer, Garry McGuire.

       I would like to remind you that today's remarks may contain forward-looking statements based on current expectations, forecasts, and assumptions that involve risk and uncertainties that [could] cause actual outcomes and results to differ materially.

       Additional information regarding these and uncertainty may be found in our filings with the Securities and Exchange Commission, and in particular our registration statement [on] Form 10.

       At this time, I'm delighted to introduce Don Peterson.

       DON PETERSON: Thanks Derek and thanks to all of you for joining us. For those of you that are new to Avaya, I'm going to start by giving you a quick look at our long-term view of the market we serve, and the direction in which we're driving our business for the future.


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       First, we are in a large, and in fact, growing market. Overall our existing markets are growing at about 11 percent, and our overall addressable market is growing at about 16 percent.

       In 1999 that market was sized at about $180 billion. However, within that addressable market, some key segments are growing much faster. We're driving toward those high growth segments, as we position Avaya for the future. Those segments include IP telephony, virtual private networks, gigabit Ethernet, unified communications, applications professional services and other kinds of professional services, CRM solutions and network software. Most of these are growing 20 to 30 percent, and some substantially faster. We plan to capitalize on the opportunity presented by these high growth segments. We're shifting our emphasis away from our current cash engines such as traditional voice PBXs and voice messaging connectivity and voice maintenance.

       Today about 80 percent of our business by revenue is in these cash engines. Within a few years, we're targeting a 50/50 split between these cash engines and the higher growing markets. Getting there requires a deliberate discipline strategy. When we talked with many of you during our road show in September, we described our strategy as a three part story.

       First, aggressive and rapid restructuring action leading to a strong improvement in the bottom line. We're seeing progress in that area already.

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       Second, capturing the gains from restructuring and increased R&D investment and focusing them on the faster growing part of the enterprise market.

       And the combined effect of those changes will move us towards our target of growth at the overall market rate within three or four years.

       Avaya is in the early stages of restructuring and repositioning. We've been building capability in the areas we targeted as critical to our success. Specifically, we've been restructuring aggressively to take costs out of the business. Especially in some of the following areas.

       We've taken steps to reduce or outsource a number of our corporate functions.

       We've streamlined sales support and marketing functions to position Avaya for the future. That effort, including streamlining our distribution model by unifying all sales channel accountability and driving towards a higher mix of indirect to direct sales. I added that while we are experiencing some disruption in the early months of those changes in the sales force, we are making good progress. We're going to continue to fine-tune the changes, even as we accelerate our growth starting in the year 2001.

       Another boost to the bottom line is that we are consolidating and reducing our real estate holdings by about 30 percent, and we struck a landmark agreement with our unions that let 1500 services employees retire from the business but remain on call to return as needed. In fact about 4,000 full time people, including those 1500 service employees have left the business.

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       With solid bottom line improvements underway, we're beginning to shift our portfolio from our traditional core businesses to higher growth areas. Let me just mention a few highlights of our progress. We have a five year agreement for up to $200 million with Win First in the critical area of data communications solutions. We'll provide equipment for a high speed fiber to the home network that will support voice, data and video applications.

       In IP telephony we introduced our Eclipse family of products, bringing full, reliable PBX functionality to the world of pure IP.

       In the global convergence market we announced a multi-million dollar sale of Internet-based call centers to Atento. They'll be deployed in 13 countries, in Latin America, Europe, and Africa.

       In the fast growing xSP market, we introduced Avaya Hosted Solutions that will let application service providers expand their offers across a broad array of converged applications, included hosted IP telephony.

       We're also continuing to forge and strengthen strategic alliances to improve our technology, services and go-to-market capability. We were very pleased in June to announce our alliance with Siebel Systems in the eBusiness solutions space.

       In short, we've made some solid progress in a relatively short time. But as we expected the results for our spin-off year were mixed, as we executed our plans to restructure for long term growth.

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       As you know from our press release, we announced net income from ongoing operations for fiscal 2000 of $156 million, or 55 cents a diluted share.

       This represents an increase of over 200 percent from fiscal 1999, and is inline with the picture that we have laid out for you on the road show. For the year our earnings improved significantly. However our revenues are down slightly. Again because of disruptions in the sales force as we organized our US sales organization, the focus on higher growth segments, as well as because of softness in the market for our traditional products, versus the period last year when everyone was focused on year 2K.

       Before Garry takes you through the details I would like to comment on one recent news story. Earlier this week Lucent announced that Henry Schacht is returning to his previous role there as chairman and CEO. As you know, Henry has been Avaya's chairman for the last few months and has been very helpful in guiding us through the transition to independence and to putting our strategy in place.

       Although Henry will not be able to devote the time needed to continue as Avaya's chairman, I'm delighted that Henry will remain on our Board of Directors and that he will continue to work with other members of the Board, to provide guidance for Avaya's progress.

       And now I'll invite Avaya's CFO, Garry McGuire, to discuss our results in more detail.

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       GARY MC GUIRE: Thanks Don. You all have the numbers in front of you, so I don't want to eat up a lot of the Q&A time telling you what you already know. So let me follow Don's lead and hit the highlights.

       By way of definition, when we talk about ongoing operations, we're excluding business restructuring reserves and one time charges associated with our spin-off from Lucent. Those are included in as-reported operations.

       Ongoing operations also exclude results from businesses sold or exited in 1999 or 2000, including the sale of our small and mid-sized sales organization to Expanets, and a gain of $45 million on that sale, exiting the wire installation business, as announced in November of '99, the sale of a lease business in September of '99 and the cumulative effect of $158 million accounting [change], related to pension and post-retirement benefit cost.

       You'll find a detailed explanation of these in our release.

       So first let me take a look covering the results. As Don mentioned, for the fiscal year ended September 30th, net income from ongoing operations was $156 million, or 55 cents a diluted share. This compares to net income from ongoing operations of $50 million or 18 cents a diluted share for fiscal 1999.

       Revenues from ongoing operations were $7.435 billion for the year, down
1.8 percent, from $7.570 billion in fiscal 1999.

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       For the fourth fiscal quarter of 2000, net income from ongoing operations was $20 million, or 7 cents a share on a diluted basis.

       Revenues for the quarter were $2.016 billion, and both these metrics were down on a year-over-year quarter, reflecting a number of factors. Obviously the Y2K ramp-up at the end of 1999 exerted the greatest comparison impact. But the restructuring of our sales force and softness in our traditional markets also played a part.

       On an as-reported basis for fiscal 2000, we posted a loss of $375 million, compared with net income of $282 million for fiscal 1999. This was in line with expected impact of our restructuring charges.

       Reported revenues for fiscal 2000 were $7.680 billion, down from $8.268 billion in 1999.

       For the quarter we posted a loss of $543 million on an as-reported basis, including business restructuring reserve charges of $684 million, in line with our restructuring plan.

       We expect approximate two year payback on the $684 million charge, as benefits from the restructuring are fully realized.

       Reported revenues for the quarter were $2.016 billion, down 15.9 percent from the year ago quarter.

       If you're familiar with our Form 10, you know that we report results against three business segments. First is Communication Solutions, which includes Customer

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Relationship Management, or CRM; Messaging Solutions; Definity Solutions; and
Enterprise Internetworking Solutions. Second is Connectivity Solutions and third is Services.

       A key driver of the decline in our revenues from ongoing operations for the year was Communication Solutions revenue, which declined both year-over-year and quarter-over-quarter.

       Much of that can be traced to the changes in sales force operations which Don mentioned a few minutes ago. In the sales universe in general and in US sales in particular, we were working through several factors, many of which were specific to the pre-spin transition period.

       First, like many other technology vendors, we experienced a significant ramp-up in customer spending during the fourth fiscal quarter of 1999, in advance of Y2K.

       Because of that spend, we also saw a lull in spending in the first two quarters of fiscal 2000.

       Second, as you might expect, we went through a period of uncertainty in our sales force during the April/May timeframe, after the spin was announced.

       What's more, we had to fight for brand awareness during that period. We weren't really Lucent, but we didn't have our own name or brand image yet.

       The situation added considerably to the challenge faced by our sales teams. In addition, we engineered a significant retooling of the sales force, re-staffing and

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retraining to build the skills and experience needed to help Avaya move from selling traditional voice products, to selling offers on a converged data voice platform. And from selling boxes to selling applications and solutions. That created some of the disruption that Don mentioned. Those changes were continuing to be implemented in the August and September timeframe, during a period when the US market was soft and revenues flat in our traditional core PBX and messaging businesses.

       And while we've announced some key advances in the data and IP telephony markets, the bulk of our revenues during that period came from our traditional core businesses. Re-balancing that sales mix for the future is going to be the major area of focus in fiscal 2001.

       Our second segment is Connectivity Solutions. Ongoing revenues grew 9 percent over fiscal 1999 to nearly $1.4 billion. Connectivity Solutions operating income for the year rose by 63.1 percent over fiscal 1999, driven by increased demand from service providers, as well as by cost improvements.

       Our third segment, Services, posted ongoing revenues for the year of $1.958 billion and operating income of $[271] million for the year -- up 36.2 percent over fiscal 1999.

       Those improvements and operating income reflect the effects of staff reductions, as well as changes on our delivery model since mid-year.

       Non US revenues in total grew by 2.5 percent as a percent of total revenue for the year, representing about 21 percent of total sales. But that average number masked

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some bright spots. For example, Communication Solutions sales outside the US were up 9 percent on a year-over-year basis. That included 25 percent growth in CRM and 42 percent growth in Enterprise Internetworking Solutions products. Professional services outside the US was also up 34 percent.

       Looking at our balance sheet I'd like to highlight two items. First we are not in the sales financing business, it's not what we do and it will not be an issue for us as we go forward.

       And second, the Warburg, Pincus investment of $400 million was not reflected in our 9/30 balance sheet, but was received on 10/1.

       Now let me shift to our key measures of progress. During our road show we highlighted five areas of operation that will be key to driving Avaya's earnings growth over the next two to three years. The first is gross margin, where we've targeted improvement of 1.5 to 2.5 points. Gross margin and ongoing revenues were 43.5 percent for the year and 40.8 percent for the quarter, down from the prior year and year ago quarter. This was our biggest miss and it is almost entirely attributable to quarter four performance.

       Except for the fourth quarter growth margins, we're essentially steady. Fourth quarter declines in margin for ongoing revenues, were due to the factors I've already mentioned: lower volumes, sales mix, skewed in favor of lower margin products. Some true-up adjustments connected to the spin-off. And increased discounting across the business which can be attributed in part to our former ties to Lucent.

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       Our second key measure is SG&A as a percent of revenue, which we intend to improve by seven to ten points over the next few years.

       For fiscal 2000, SG&A was 33.1 percent of ongoing revenues, down slightly from fiscal 1999. On a gross dollar basis, though, SG&A was down $200 million dollars for the year, driven by the restructuring and cost-cutting initiatives we've discussed.

       For the fourth quarter, SG&A was 33.4 percent of ongoing revenues, up from 31.9 percent in the year-ago quarter.

       Obviously SG&A as a percent of revenue is driven in-part by the size of the revenue base, and our actual dollars spent was lower, but it was on a lower revenue base for the quarter, so the percentage rose.

       As we continue to move from a fixed cost structure to a variablized one through innovations like our services agreement, we'll continue to see improvements in SG&A.

       The third key measure is R&D as a percent of revenue, where we've targeted an increase of two to four points. R&D spending for both the year and the quarter were down against ongoing revenue for 1999, but that's somewhat misleading. Of the $72 million that R&D spending, was down year-over-year, $54 million came from Lucent allocations. As an independent company, we intend to increase R&D spending in fiscal 2001 to about 9 percent of revenues, from 6.3 percent in fiscal 2000; and to spend it strategically in those areas that will deliver the greatest value to Avaya going-forward.

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       The fourth key measure is operating margin, where we've targeted a six to eight point improvement. Operating margin in fiscal 2000 for ongoing operations came in at 4.1 percent, compared to 1.9 percent in fiscal 1999.

       For the fourth quarter, however, operating margin was 1.6 percent, versus
4.5 percent in the year ago quarter, reflecting the factors I've discussed.

       Finally we intend to lower our tax rate by three to five points. Our effective tax rate for fiscal 2000 on an ongoing basis was 39.5 percent, down from 40.5 percent in fiscal 1999.

       So here's a quick summary of our overall outlook. Looking ahead we expect ongoing improvements in restructuring and cost reduction, to provide a sustainable ramp-up in net income, which we expect to more than double in fiscal 2001.

       Beyond that, as we increase our investment in R&D, and shift our portfolio to faster growing segments that Don and I have described, our target is to grow at the overall market rate within three to four years. We'll continue to shift our distribution model to broader market coverage in the low to mid size market, and it's our intention to keep the direct touch sales strategy at the high end of the market, and leverage customer relationships we've maintained, as we move from traditional voice to converged solutions.

       Now I'd like to turn it back to Derek for the Q&A.

       VIALIZ: Thank you. Operator, at this time we'd like to begin the Q&A session.

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       CONFERENCE FACILITATOR: At this time I will remind everyone if you do have a question, please press the number 1 on your telephone keypad now.

       Your first question is from Eric Buck of Wasserstein Perella.

       ERIC BUCK: Good morning. I was just curious, the press release and what I see on your website doesn't actually have an income statement and balance sheet. Is that something that's forthcoming, or is out there and I just haven't seen it?

       Secondly, can you give us the sales and net income... or operating income for the fourth quarter on an as-recorded basis for this year and the year ago period?

       And then finally, what was the magnitude of the charge that was related to the agreement with the union?

       VIALIZ: Eric the financial data will be available on our website momentarily.

       PETERSON: To the last point, Eric, there was no charge on the early retirement of the union employees, there wasn't a change in... they retired on... and took the retirement benefits, but there was no P&L charge related to that.

       BUCK: So the retirement... the accelerated retirement benefits were taken as an expense item, not a... weren't part of the restructuring charges, is that correct?

       PETERSON: Well they actually retired from Lucent, not from Avaya, and they would of... I believe they were substantially funded in the pension plan, so there was no charge to earnings from that move. [There will be no additional charge to earnings in fiscal 2001 related to the union agreement as the agreement was included in Avaya's business restructuring reserves at September 30, 2000.]

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       CONFERENCE FACILITATOR: Your next question is from Ariane Mahler of
Dresdner Kleinwort.

       ARIANE MAHLER: Yes good morning. My two questions, one is can you give me the final fully-diluted number of shares, and if possible the average exercise price of the options and tell me what the total plan was for the management and the employees? Is it 20 percent? Is it 30 percent?

       And secondly, on the PBX market, you said there was a significant ramp in '99, ahead of Y2K and, therefore, decreasing 2000. Given the lifecycle of these products, what do you think would make this product go up at all in the next two years, given that it's mostly been replaced by companies.

       PETERSON: OK, on the... fully diluted number of shares... is about 289 million, actually 289.5 million. [The number of shares used to calculate diluted earnings per share as of September 30, 2000 was approximatley 289.5 million]. None of the existing options in this... that we dealt with are vested and I don't believe any of them, as of the date of this--

       MC GUIRE: Very few would be in the--

       PETERSON: ...are in the money. So there are... all of their exercises were above the share price at the opening. I don't have an average exercise price for all of them that are outstanding, they range up into the mid-40's and from probably something in the mid-20's.

       In terms of the PBX market and what its future might be, there was a buy-up in that market, we think, in 1999, going into year 2K. There have been other cycles in this market where people had to upgrade their systems ... new dialing plans and so forth,

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and we have seen cyclical patterns of demand. There are a lot of... Going forward, you would expect... I would expect that to continue to control what the obvious added impact of a switch into IP over time. There've been various estimates of the IP telephony migration. I think I've seen them as high as 60 percent of new lines by 2003 to 2004. Obviously anything like that would see a fall off in the number of new line shipments, and then you're left with, how do you want to construct the market? Do you see IP PBXs as part of the PBX market, or is it a new market and so forth?

       I think the demand for connectivity is gonna continue to rise. We'll have to wait and see how the actual demand for circuit switch PBXs evolves.

       CONFERENCE FACILITATOR: Your next question is from George Kelley, of Morgan Stanley Dean Witter.

       GEORGE KELLEY: Yes, could we move to connectivity solutions? This is a segment that's not nearly as well known in the investment community. We understand the product cycle upgrades for the PBX business, but what about the connectivity solutions? Are there new product cycles ahead, or is this a fairly stable business going-forward?

       PETERSON: Well actually the business itself has shown a strong resurgence in the last quarter plus of 20000 for us. It's largely driven in the US and largely driven in the exchange max product, going into service providers.

       In the longer term, I think there is an open question, at least in my mind, about what capacities will be required in the enterprise. We've been pulling wire... cable with

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connectivity capacities generally spec'ed out at 10 megabits to the desktop, and a hundred in the backbone. People are adding a gigabit in the backbone now, but have not really deployed what might be the next step that talk about anyway, as a hundred megabits to the desktop.

       It remains to be seen whether that can be accommodated reliably in the existing infrastructure, and if not there would be a substantial investment required to upgrade that infrastructure. That's kind of the unknown opportunity around that business right now.

       KELLEY: Thank you.

       CONFERENCE FACILITATOR: Your next question is from James Crichton of Scout Capital.

       JAMES CRICHTON: Yes, good morning! A couple of questions, one you haven't discussed the outsourcing opportunities that I know you referred to in the road show presentation, you know specifically I guess outsourcing some of the manufacturing to contract manufacturers.

       And then... That's my first question, if you'd please answer that.

       MC GUIRE: The outsource contract manufacturing that we discussed in the road show is something that we're continuing to pursue. We don't have anything at this point to talk any further about.

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       CRICHTON: OK. And then also, what are your plans right now for
Connectivity Solutions?

       PETERSON: Connectivity Solutions has performed extremely well in the last quarter and it looks for us to have a terrific future. We're looking at all of the businesses continually. We look at all the businesses that we have to make sure they fit in our overall strategy going-forward, which we've described as migrating into higher-growth spaces.

       We don't have anything to announce about our plans for any of the business units, but we'll certainly bring that to all of the investors' attention as soon as we have some firm plans.

       CRICHTON: Got it. Thank you.

       CONFERENCE FACILITATOR: Your next question is from Jason Miller of Libra Advisors.

       JASON MILLER: Hello gentlemen. Can you talk a little bit about the sales force reorganization? The timing for that being complete? What the issues were? And if you could also give us an order of magnitude on the outsource contract manufacturing? Is it a hundred million dollars? Is it a billion dollars? That would be great. Thank you.

       MC GUIRE: Let me take the outsource first from a magnitude standpoint. Let me qualify it. First of all we're not looking at outsourcing our Connectivity Solutions piece, but everything else we would look at from an outsource standpoint.

       The size of it would be probably towards the higher end of your range there.

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       MILLER: You would expect a payment of that amount?

       PETERSON: Oh, no, no, I'm sorry. The payment is something yet to be negotiated if we were to do something like that, because that depends on how much ongoing improvement you get from a cost standpoint, as opposed to up-front payment, so that... as you get into those type of discussions, those things can vary widely.

       MC GUIRE: Jason just to give you a reference point from the financials, we have about $3.3 billion of product costs in our as-reported numbers -- a little bit less than that on an ongoing basis. If you exclude Connectivity Solutions, which has probably about [$1 billion] of that, you're left with a total product cost of [$2.3] billion, some of that would probably include logistics and other things, so if when you subtract that out, you're left with a fairly substantial number in the high $1 billions probably, approaching $2, that would be a candidate for an outsourcing transaction.

       In the sales force area, the issues there included complexity in the organization structure, as well as skills within the individuals in the organization itself. We have been trying in a very general sense, we've been trying to sell data through an organization primarily structured historically around voice communication sales. We've made a decision to change that philosophy a bit by adding in leadership, in particular that was out of the data business. We think we can do a better job supporting experienced data people in selling voice, then we can in supporting voice people, adding data to their portfolio. So, that has guided our thinking and this is primarily a comment in the US.

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       We're now looking at skill mixes within the organization and how we can supplement those and enhance those to be effective across the board.

       Our organizations outside the US, we think, have been doing a pretty good job. We want to make sure they get the resources that they need to do even a better job in the future, but we've seen, you know, reasonable growth in our high end voice-oriented solutions around call centers and so forth, as well as in our data business and our CRM business.

       So, international looks like it's in good shape to build on. The US, we are addressing... continuing to address the capabilities of the force, but I think we're making great progress.

       MILLER: So, when do you anticipate having that completely addressed?

       PETERSON: Probably when we hit those market growth rates for our revenue. I think this is gonna be an ongoing issue for us, although I expect we're mostly through the area of what we want to build on and now it's a matter of making them increasingly effective. But I think we've got a few more quarters of core-building, in terms of capability and then on from there.

       CONFERENCE FACILITATOR: Your next question is a follow up question from Ariane Mahler of Dresdner Kleinwort Benson.

       ARIANE MAHLER: Yes and I apologize but the fully diluted number of shares explanation was not entirely clear to me. I just need to understand the magnitude of the

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options pool again, because I wasn't sure how... if it was 20, 30 percent additional and what the terms were. You said they were not granted or vested yet.

       And secondly on SG&A and the various other targets you gave during the road show, it looks like you're making progress as to these targets pretty quickly. Would you say that most of the low hanging fruit has been picked, and therefore, you know, the progress will be a little less rapid going-forward, so in other words it may take you much longer to get to these targets from now on?

       PETERSON: I'll ask Garry to take the SG&A one. I believe the option data runs something like this, there's about [46] million options that were converted and we'll get you more precise data, but about [46] million options that were converted from Lucent, all of those were underwater and none of those were vested.

       In addition, we have also issued since October 1st about 27.8 million options, with a range of price from $14 to $21. These include the global grant that I announced in the first day, as well as grants throughout the management structure. So the total number of shares outstanding today is about 75 to 80 million and the exercise prices would range from $14 up to probably $40 or higher, and at this moment I believe all of them are underwater and as I said, none of them are vested.

       CONFERENCE FACILITATOR: Your next question is--

       MC GUIRE: Let me just answer the SG&A question for her first.

       I would not categorize that we've picked most of the low hanging fruit already. I think you'll see some significant improvement over the next two quarters in that area,

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and then it will take us some sustaining reduction as we re-engineer the business over the next couple of years to get the rest out, but I'd look to the next couple of quarters for some significant improvement.

       CONFERENCE FACILITATOR: Your next question is from Michael Weintraub of Paine Webber.

       MICHAEL WEINTRAUB: Good morning. Two questions. Both have to deal with revenue. You're tell us that you're moving towards 50/50 split, as opposed to an 80/20 percent in your cash engine products? I understand 50/50 is your three to four year target and could you please tell us what it is we could expect at the end of the 7 and 1, what the revenue mix will be there?

       And also, second question, if you could quantify please the number of trials you may be in, in your IP telephony and VPN product?

       PETERSON: OK. The mix in 2001 is going to obviously move up from the roughly 18 percent in these areas that we've reported on the road show for 2000. I would look for it to be in the low, low 20's. Keep in mind we're gonna be moving this, but frankly the early days are not going.... We're gonna accelerate over time into these new spaces, so not going to be an even progression.

       We don't have the number of trials in the room here that we are... now have in IP telephony. We'll get you that number and find a way to get it back to you, obviously we'll have to do that broadly so we'll figure out how to put that out.

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       WEINTRAUB: So the mix is changing from 80/20 to say 75/25, something like that?

       PETERSON: I'd say that would be at the very high end of the opportunity for next year. I wouldn't rule it out. I would call the number somewhat lower, but within the range of our ability to predict it is probably OK.

       CONFERENCE FACILITATOR: I'm showing there are no further questions at this time.

       VIALIZ: Again, on behalf of Avaya, we'd like to thank you all for your participation in this morning's call and look forward to your future participation.

       If you have any additional questions, please feel free to contact me at 908-953-7500.

       Thank you.